EXHIBIT C


PINNACLE FUND, LLLP
654 Broadway, Suite 5 | New York, New York 10012
 Telephone (212) 614-8952 | Facsimile (646) 390-6784



May 4, 2009

VIA OVERNIGHT DELIVERY AND FACSIMILE

Forgent Networks, Inc.
108 Wild Basin Road
Austin, TX 78746
Attn: Corporate Secretary

Dear Corporate Secretary:

Pinnacle Fund, LLLP ("Pinnacle") is the owner of record of 500,000 shares of common stock, par value $.01 per share ("Common Stock"), of Forgent Networks, Inc., a Delaware corporation (the "Company"). Pinnacle is also the beneficial owner of [946,950] shares of Common Stock.

As the owner of shares of Common Stock, Pinnacle hereby requests, under oath, pursuant to Section 220 of the Delaware General Corporation Law, during the usual hours for business, to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:

	(a)	A complete record or list of the holders of the Common Stock,
	certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder, as of the close of business on April 13, 2009, the record date for stockholder eligibility to vote at the Company's June 2, 2009 special meeting (the "Special Meeting"). Pinnacle will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

The purpose of this demand is to enable Pinnacle to solicit proxies against each of the items to be voted on at the Special Meeting, consistent with the applicable law.

We make the statements in this letter under penalty of perjury under the laws of the State of California.

Pinnacle hereby designates and authorizes Peter Tennyson of Paul, Hastings, Janofsky & Walker LLP and any other persons designated by him, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties by May 8, 2009.


			Sincerely,


			PINNACLE FUND, LLLP

			By:	   PINNACLE PARTNERS, LLC,
				its general partner

				By:	RED OAK PARTNERS, L.P.,
				its general partner


					By: ______________________________
       					    David Sandberg, Managing Member